xhibit 99.1
Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION REPORTS FIRST QUARTER 2011 RESULTS

DECLARES FIRST QUARTER DIVIDEND OF $0.375 PER SHARE

Mobile, Alabama, April 27, 2011 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended March 31, 2011.

First Quarter 2011 Highlights

•	Acquisition of the 100% equity interest of a Capesize Vessel and a Handymax Vessel, under construction, through a non-monetary transaction with a joint venture partner (“Dry Bulk transaction”)
•	Permanent financing for three Handysize Bulk Carriers

Net Income
The Company reported net income of $24.1 million for the three months ended March 31, 2011, which included a gain on the Dry Bulk transaction of $18.7 million. For the comparable three months ended March 31, 2010, the Company reported net income of $10.6 million, which included a gain of $1.4 million on the sale of a Panamax Bulk Carrier.  Excluding the non-recurring transactions, net income for the first quarter of 2011 was $5.4 million as compared to $9.2 million for the comparable quarter in 2010.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated: “We are pleased with our performance for the quarter as our fleet of diversified vessels continued to operate as expected. Importantly, we also further increased the percentage of direct ownership in our fleet by entering into the Dry Bulk transaction to take a 100% equity stake in a Capesize vessel and a Handymax newbuilding scheduled for delivery in the first quarter of 2012. Through this transaction we were able to recognize the value of these assets which represents the basis for a $18.7 million gain. Additionally, we exercised our previously negotiated early buy-out options to purchase two car carriers from the current lessor and intend to utilize our current cash position to partially fund this transaction.”

“The Company continued to execute its growth strategy.  In addition to increasing the ownership percentage of our fleet during the quarter, our Oslo Bulk Joint Venture took delivery of two mini bulkers as scheduled. Of the ten vessels purchased for this joint venture, eight have been delivered and we expect the remaining two ships to deliver as planned during the second and third quarter.”

“We remain committed to providing our shareholders with dividends and in keeping with that policy our Board has declared a first quarter dividend payment of $0.375 per share.”

Operating income
Operating income for the three months ended March 31, 2011 was $22.9 million including the $18.7 million gain from the Dry Bulk transaction.  Excluding the gain, Operating Income was $4.1 million as compared to $6.9 million for the comparable period in 2010 which excludes the gain from the sale of the vessel.  The Company’s Gross Voyage Profit, which represents the operating results of its five segments, decreased from $14.2 million in the 2010 first quarter to $10.0 million in this reporting quarter.  The Company’s U.S. Flag Time Charter segment results were lower primarily due to the lower supplemental cargo volumes. The 2010 first quarter supplemental cargo volumes were above historical levels.  The International Flag Time Charter segment results were higher in the first quarter of 2011 primarily attributable to the operation of its three Handysize vessels, which began service during the quarter, partially offset by lower results from its Indonesian contract.  The results in the first quarter of 2011 of the Contract of Affreightment segment were at comparable levels to those of the 2010 first quarter.  The Company’s Rail Ferry segment reported higher results for the quarter as compared to the first quarter of 2010.   Northbound cargo volumes improved, primarily due to the carriage of seasonal cargoes, while southbound cargoes were at maximum capacity.  Additionally, with the lower asset values, as a result of the 2010 impairment charge, depreciation on the vessels operating in this segment was lower by approximately $500,000.  The Company’s other segment, consisting mainly of  chartering brokerage and agency services, had higher results in this first quarter of 2011 as compared to the 2010 first quarter primarily due to an increase in chartering brokerage income.  Partially offsetting the drop in Gross Voyage Profit results of the Company’s operating segment was slightly lower administrative and general expenses.

Interest and Other
Interest expense for the three months ended March 31, 2011 increased from the comparable period in 2010.  The increase is attributable to the additional debt associated with the three Handysize Bulk Carriers placed in service during this quarter and the International Flag PCTC placed in service after the 2010 first quarter. Partially offsetting the increased cost of the additional debt was a lower swap interest rate on one of the loans.  The foreign exchange gain of $1.5 million is the result of the stronger U.S. dollar versus the Japanese Yen and its impact on our Yen-denominated facility.  The Yen was revalued, as of March 31, 2011, at a 83.19 Yen to $1 USD exchange rate.

Federal Income Tax
The Company’s first quarter income tax provision was $208,000 as compared to a benefit of $612,000 for the 2010 comparable first quarter.  The Company has no deferred tax balance, thus any losses from its on-going operations require valuation allowances which effectively eliminate tax benefits.

Balance Sheet
The Company’s working capital at March 31, 2011 was approximately $37 million, an increase of approximately $22 million from the December 31, 2010 balances.  Repayment, during the quarter, of construction installment payments from the permanent financing facility on three Handysize vessels is the primary reason for the improved working capital position.  Cash, cash equivalents and marketable securities were at approximately $63 million at March 31, 2011.  We expect to utilize some of this balance over the next two quarters to fund equity positions in the acquisitions of the two car carriers which the Company has exercised its early buy-out options to purchase from its lessor.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.375 dividend payable on June 1, 2011, for each share of common stock owned on the record date of May 16, 2011.  All future dividend declarations and amounts remain subject to the discretion of International Shipholding Corporation’s Board of Directors.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2010 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
Lev Janashvili
(212) 227-7098
ljanashvili@igbir.com

David Burke
(646) 673-9701
dburke@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)
	Three Months ended March 31,
	2011	2010
Revenues	$64,334	$72,914

Operating Expenses:
Voyage Expenses	48,990	54,943
Vessel Depreciation	5,374	3,764

Gross Voyage Profit	9,970	14,207

Administrative and General Expenses	5,829	6,019
Gain on Dry Bulk Transaction	(18,714)	-
Gain on Sale of Other Assets	-	(121)

Operating Income	22,855	8,309

Interest and Other:
Interest Expense	2,290	1,599
Derivative Income	(121)	-
Other Income from Vessel Financing	(688)	(604)
Investment Income	(200)	(179)
Foreign Exchange Gain	(1,489)	-
	(208)	816
Income Before Provision (Benefit) for Income Taxes and
Equity in Net Income of Unconsolidated Entities	23,063	7,493

Provision (Benefit) for Income Taxes:
Current	207	170
Deferred	-	(765)
State	1	(17)
	208	(612)
Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	1,225	2,463

Net Income	$24,080	$10,568

Basic and Diluted Earnings Per Common Share:
Basic Earnings Per Common Share:	$3.33	$1.46

Diluted Earnings Per Common Share:	$3.32	$1.44

Weighted Average Shares of Common Stock Outstanding:
Basic	7,232,834	7,249,198
Diluted	7,256,129	7,321,198

Dividends Per Share	$0.375	$0.500

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	March 31,	December 31,
ASSETS	2011	2010

Current Assets:
Cash and Cash Equivalents	$51,986	$24,158
Marketable Securities	11,293	11,527
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $324 and $311 in 2011 and 2010, Respectively
Traffic	6,902	6,364
Agents'	2,943	1,555
Other	15,894	8,555
Federal Income Taxes Receivable	155	242
Net Investment in Direct Financing Leases	5,770	5,596
Other Current Assets	5,004	2,513
Notes Receivable	4,248	4,248
Material and Supplies Inventory	4,088	3,774
Total Current Assets	108,283	68,532

Investment in Unconsolidated Entities	15,033	27,261

Net Investment in Direct Financing Leases	48,597	50,102

Vessels, Property, and Other Equipment, at Cost:
Vessels	497,889	365,797
Leasehold Improvements	26,128	26,128
Construction in Progress	7,907	78,355
Furniture and Equipment	9,338	7,863
	541,262	478,143
Less - Accumulated Depreciation	(149,728)	(143,667)
Net Vessels, Property, and Other Equipment	391,534	334,476

Other Assets:
Deferred Charges, Net of Accumulated Amortization	14,498	14,482
of $15,987 and $14,525 in 2011 and 2010, Respectively
Intangible Assets, Net	2,576	-
Due from Related Parties	4,322	4,124
Notes Receivable	39,080	40,142
Other	4,933	5,004
	65,409	63,752

	$628,856	$544,123

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$24,161	$21,324
Accounts Payable and Accrued Liabilities	46,755	32,114
Federal Income Taxes Payable	19	-
Total Current Liabilities	70,935	53,438

Long-Term Debt, Less Current Maturities	243,562	200,241

Other Long-Term Liabilities:
Lease Incentive Obligation	6,972	7,022
Other	51,604	49,672
	58,576	56,694

Stockholders' Equity:
Common Stock	8,555	8,564
Additional Paid-In Capital	84,657	84,846
Retained Earnings	204,674	183,541
Treasury Stock	(25,403)	(25,403)
Accumulated Other Comprehensive Loss	(16,700)	(17,798)
	255,783	233,750

	$628,856	$544,123

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
(Unaudited)
	Three Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$24,080	$10,568
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	5,621	3,905
Amortization of Deferred Charges and Other Assets	1,571	2,865
Deferred Benefit for Income Taxes	-	(765)
Gain on Dry Bulk Transaction	(18,714)	-
Non-Cash Stock Based Compensation	577	734
Equity in Net Income of Unconsolidated Entities	(1,225)	(2,463)
Distributions from Unconsolidated Entities	750	750
Gain on Sale of Assets	-	(121)
Gain on Foreign Currency Exchange	(1,489)	-
Deferred Drydocking Charges	(3,338)	(125)
Changes in:
Accounts Receivable	(9,265)	(2,214)
Inventories and Other Current Assets	867	(406)
Other Assets	71	610
Accounts Payable and Accrued Liabilities	5,563	(2,371)
Other Long-Term Liabilities	1,905	1,511
Net Cash Provided by Operating Activities	6,974	12,478

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	1,330	1,700
Capital Improvements to Vessels, Leasehold Improvements, and Other Assets	(12,800)	(54,215)
Proceeds from/Cash Paid on Sale of Assets	-	(15)
Purchase of Marketable Securities	(1,120)	(8,649)
Proceeds from Sale of Marketable Securities	1,150	598
Investment in Unconsolidated Entities	(1,646)	(315)
Acquisition of Unconsolidated Entity	16,861	-
Payments on Related Party Note Receivables	1,002	950
Net Cash Provided by (Used In) Investing Activities	4,777	(59,946)

Cash Flows from Financing Activities:
Proceeds from Issuance of Debt	34,029	70,305
Repayment of Debt	(14,936)	(4,322)
Additions to Deferred Financing Charges	(69)	(185)
Common Stock Dividends Paid	(2,947)	(3,743)
Net Cash Provided by Financing Activities	16,077	62,055

Net Increase in Cash and Cash Equivalents	27,828	14,587
Cash and Cash Equivalents at Beginning of Period	24,158	47,468

Cash and Cash Equivalents at End of Period	$51,986	$62,055